October 23, 1996

Mr. Howard Schrott
Chief Financial Officer
Emmis Broadcasting Corporation
950 N. Meridian Street, Suite 1200
Indianapolis, Indiana 46204


Dear Mr. Schrott

We are aware that Emmis Broadcasting Corporation has incorporated by reference in its Registration Statement on Form S-8 filed on October 23, 1996, its Form 10-Q for the quarters ended May 31, 1996 and August 31, 1996, which includes our reports dated June 25, 1996, and September 24, 1996, covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, those reports are not considered a part of the registration statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.

Very truly yours,



ARTHUR ANDERSEN LLP